Exhibit 23. Consent of KPMG LLP.











                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Princeton National Bancorp, Inc.:


We consent to incorporation by reference in the registration statements (No.'s 333-62643, 333-10641, 333-69010) on Form S-8 of Princeton National Bancorp, Inc., of our report dated February 20, 2004, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Princeton National Bancorp, Inc.


/s/ KPMG LLP


Chicago, Illinois
March 11, 2004


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